Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2009, relating to the consolidated financial statements and financial statement schedule of PerkinElmer, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”) on January 1, 2007), and on the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PerkinElmer, Inc. for the year ended December 28, 2008.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 29, 2009